EXHIBIT 99.1

nDivision Inc.

Lane Sorgen Appointed to Chief Revenue Officer

DALLAS / ACCESSWIRE / September 3, 2020 / nDivision Inc. (OTCQB: NDVN), the experts in using “digital labor” to reduce costs and increase service levels, today announced the appointment of Lane Sorgen to Chief Revenue Officer.

Lane Sorgen, former Vice President of Microsoft’s Walmart Partnership and Vice President of Microsoft’s South Central US has been appointed to Chief Revenue Officer of nDivision Inc., effective September 1, 2020. Prior to this Mr. Sorgen held other sales leadership roles at Microsoft including Vice President of the Small & Medium Business segment, and multiple General Manager roles. Mr. Sorgen started his career as a software developer working for multiple companies before being promoted to Project Manager at The Promus Companies where he led the largest Microsoft commercial development project in the world. This led him to join Microsoft in the technical ranks; first serving as a Product Manager in Developer tools, followed by Managing Consulting Services for Microsoft’s Great Lakes geography.

Commenting on the appointment, Alan Hixon, CEO of nDivision, stated “nDivision has spent 10 years building the foundation for our growth strategy. We are experts in using Intelligent Automation, Artificial Intelligence, and Cognitive technologies to provide industry-leading service levels at a disruptive price point. Our business has very strong customer references ranging from Small & Medium Businesses through to Fortune 250, and our internal systems and processes are engineered for scale. Lane is the missing piece of the puzzle – an outstanding sales leader who will harness our capabilities and drive exponential growth. We are very fortunate to have Lane as a member of our leadership team.”

Lane Sorgen stated “I am looking forward to joining the nDivision leadership team and contributing to the future success as the Company progresses to the next phase of its growth strategy. I am confident that I will be able to make an immediate and significant contribution to the Company’s growth strategy.” Lane Sorgen also stated, “I have always had a passion for assisting customers in their digital journey. This aligns well with nDivision’s service platform, their focus on customer success, and their quest to lower the cost of managing digital investments.”

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About nDivision Inc.

nDivision Inc. provides Autonomic Managed Services and End User Help Desk services to private and public entities, ranging from small businesses to global enterprises. nDivision’s services are valuable for any industry and are being provided to customers in multiple segments. The company supports approximately 100 customers across 32 countries, 24 hours a day, 365 days a year. nDivision leverages advanced automation technologies to replace human labor with digital labor. By the end of the first year of the service, nDivision typically automates between 60% and 80% of all incidents, across the datacenter and network. More information can be found at www.ndivision.com.

Investor Relations:

Brad Wiggins

214-272-2148

bwiggins@ndivision.com

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